Amendment No. 6 to
Administrative Services Agreement
Franklin Templeton Services, LLC
Principal Life Insurance Company
Principal National Life Insurance Company

THIS AMENDMENT is made by and between Franklin Templeton Services, .LLC (the ''Fund Administrator"), Principal Life Insurance Company and Principal National Life Insurance Company (collectively, the "Company").

WHEREAS, the Company and the Fund Administrator have entered into an Administrative Services Agreement, dated as of December 14, 2007, as may be amended from time to time (the "Agreement"), concerning certain administrative services with respect to each series ("Fund" or "Funds") of Franklin Templeton Variable Insurance Products Trust (the "Trust") listed on Schedule B of the Agreement;

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of updating schedule and portfolios of variable life and annuity contracts covered by the Agreement.

NOW, THEREFORE, in · consideration of past and prospective business relations, the Fund Administrator and the Company hereby amend the Agreement as follows:

1.Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

2.All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This amendment is executed as of August 30, 2016.

Fund Administrator:	FRANKLIN TEMPLETON SERVICES, LLC

	By:	/s/ Laura Fergerson
	Name:	Laura Fergerson
	Title:	Senior Vice President

The Company:	PRINCIPAL LIFE INSURANCE COMPANY
PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

	By:	/s/ Todd A. Jones
	Name:	Todd A. Jones
	Title:	Asst. Dir. -- Product Management

Schedule B Administrative Expense Payment
With respect to each Contract listed below underneath the column titled "Product Name/Registration No.", the Fund Administrator agrees to pay the corresponding Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company Name	Separate Account/ Registration Yes/No.	Class/Funds of the Trust	Fee Rate	Date of beginning of period for computation of fee
1.	Principal Life Insurance Company	Principal Life Insurance Company Separate Account B Yes	Class 2 Shares: Franklin Small Cap Value VIP Fund	0.10%	11/01/09
			Class 2 Shares: Franklin Global Real Estate VIP Fund Class 4 Shares: Franklin Rising Dividends VIP Fund Templeton Global Bond VIP Fund	0.10%	10/01/14
2.	Principal Life Insurance Company	Principal Life Insurance Company Variable Life Separate Account Yes	Class 2 Shares: Franklin Income VIP Fund Franklin Mutual Global Discovery VIP Fund Franklin Mutual Shares VIP Fund Franklin Rising Dividends VIP Fund Franklin Small Cap Value VIP Fund Franklin Strategic Income VIP Fund Templeton Developing Markets VIP Fund Templeton Foreign VIP Fund Templeton Global Bond VIP Fund Templeton Growth VIP Fund	0.10%	11/01/07
			Class 2 Shares: Franklin U,S. Government Securities VIP Fund	0.10%	11/01/09
3.	Principal National Life Insurance Company	Principal National Life Insurance Company Variable Life Separate Account Yes	Class 2 Shares: Franklin Rising Dividends VIP Fund Franklin Small Cap Value VIP Fund Templeton Global Bond VIP Fund Franklin Mutual Global Discovery VIP Fund	0.10%	02/01/15